SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 29, 2008

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 29, 2008, Winthrop Realty Trust’s Board of Trustees appointed Carolyn Tiffany as the President of Winthrop Realty Trust (the “Trust”) and Peter Braverman, the Trust’s current President was appointed as the Trust’s Vice Chairman.  Both appointments are effective January 1, 2009.  Ms. Tiffany was not appointed pursuant to any arrangement or understanding between her and any other persons.  Ms. Tiffany nor any of her affiliates a party to any transaction with the Trust or its subsidiaries during 2008 nor is there currently any transaction involving such parties in which the amount involved exceeded $120,000.  Except for any plans, contracts or arrangements to which all executive officers of the Trust are party, Ms. Tiffany is not party to any material plan, contract or arrangement or in which she participates relating to her position with the Trust.

Ms. Tiffany, age 42, served as the Trust’s Chief Operating Officer and Secretary from January 8, 2004 to January 31, 2007.  From February 2007 through March 2008 Ms. Tiffany served as a principal and the Chief Operating Officer for High Street Equity Advisors, a private equity real estate firm.  From April 2008 to December 31, 2008, Ms. Tiffany was a private investor.  In addition, Ms. Tiffany served as the Chief Operating Officer and Secretary of Newkirk Realty Trust Inc. and its predecessor entities from 1996 to December 31, 2006.

A press release relating to the foregoing was issued on December 29, 2008 and is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated December 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 31st day of December, 2008.

WINTHROP REALTY TRUST

By:	/s/ Peter Braverman
Peter Braverman
President